Exhibit 99.3

CNX Gas Achieves Record Production From Latest Marcellus Shale Well

PITTSBURGH (March 22, 2010) – CNX Gas Corporation (NYSE: CXG), a leading Appalachian gas producer, announced production results from its latest horizontal well targeting the Marcellus Shale, the GH2BCV well in central Greene County, PA. This well has been producing for 16 days, at an average production rate of 4.9 MMcf per day. The peak daily production rate was 5.7 MMcf, and the current daily production rate is 5.5 MMcf. The well was drilled with a horizontal lateral of 2,035 feet and was hydraulically fractured with a 7-stage frac.

“Our latest horizontal Marcellus Shale well is achieving record company results,” commented J. Brett Harvey, chief executive officer.

The previous highest producing well was the CNX 3 well, which came on line in October 2008. That well had cumulative production of 1 Bcf through February 2010.

CNX Gas’s current daily net Marcellus Shale production is 21 MMcf from 16 horizontal wells. The Company has budgeted $110 million in 2010 for Marcellus Shale drilling out of a total capital budget of $400 million. A second horizontal drilling rig for the Company’s Marcellus Shale program will be arriving in April. CNX Gas has an option to obtain a third rig later in the year.

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Investor Contact: Chuck Mazur at (724) 485-4340

Media Contact: Joe Cerenzia at (724) 485-4062